Exhibit 99.1

Force Fuels Announces an LOI for $1,500,000 Investment non Dilutive to Shareholders

“Duke Capital Management, LLC to invest $1,500,000 in FORCE FUELS, INC”

Costa Mesa, CA:  April 14, 2010, Force Fuels Inc (OTCBB:FOFU) The Company announces the signing of a Letter of Intent for Duke Capital Management, LLC to invest $1,500,000 in 15 new oil wells to be drilled in Kansas and Oklahoma.

The Letter of Intent is based on 100% payback from oil pumped in first 12 months, 30% ownership for following 60 months post payback. Ownership and use of proceeds are based on a $1,500,000 investment, which equals 15 Newly Drilled Redd Sands wells, 3 injection systems, 3 Water wells, if needed, with an anticipated closing date of June 30, 2011, provided the parties have entered into a definitive agreement on or before June 30, 2011.

“We anticipate the 15 new wells to produce approximately 150 Barrels Per Day (BPD) totaling 4500 barrels per month and at approximately $100 per barrel oil prices, we believe we have a winner. This production is separate from the existing oil wells we have been opening. What makes the investment great for the shareholders is it is based on a Joint Venture, not a stock issuance. Other than a small amount for the Investment Bankers commission, there is no other stock issued in the deal.” Said Tom Hemingway, President and CEO.

The leases are in Chautauqua and Montgomery County on the southern end of Kansas, a well-known oil and gas producing area where several prolific reservoirs are present.  Comprising over 2,600 acres, the leases are fully equipped with 54 wells and all the necessary equipment to commence production.  In addition Force Fuels is aimed at increasing oil production on the Joint Venture signed in March 2011 on 1200 acres of Pioneer Oil's Oklahoma properties.

About Force Fuels, Inc.

Force Fuels, Inc’s primary products of the company are regulated and standardized energy based products, which do not require a marketing or sales force, thus completely eliminating the related expenses. These energy based products include oil, natural gas, solar, wind and hydrogen. In the oil and gas field the company plans to focus on  the purchase of marginally producing shallow oil wells, which are relatively inexpensive to operate and can be optimized with existing technologies;  the purchase of leases with potential for additional drilling in proven producing areas; and  the acquisition of in-house know-how to further optimize production through stimulation, refurbishing and site optimization.

More information can be obtained at www.ForceFuels.com  - (949) 783-6723

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Investor Relations Contacts:

Minataur Group

www.minataurgroup.com

(617) 379-0777

PR Financial Marketing LLC

James Blackman

Tel: 713-256-0369

Fax: 713-481-0200

jim@prfmonline.com